Exhibit 12
Consolidated Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends

     Our consolidated ratio of earnings to fixed charges, including our consolidated subsidiaries, is computed by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before extraordinary items, income taxes and minority interest plus fixed charges, excluding capitalized interest. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, amortization of debt costs, discounts and issue costs, whether expensed or capitalized, and preferred stock dividends. The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown:

                                         YEARS ENDED DECEMBER 31,
                                 ------------------------------------------
                                 2001     2000     1999     1998     1997
                                -------  -------  -------  -------  -------
Pretax income                   $25,827  $29,635  $29,171  $25,904  $26,113

Fixed charges:
Interest expense (1)             22,793   22,004   21,488   19,272   15,587
Amortization of debt costs          641      541      460      437      423
Rent expense representing
an interest factor                    -        -        -        -       47
Preferred stock dividends             -        -        -        -        -
                                -------  -------  -------  -------  -------

Earnings available for fixed
charges                         $49,261  $52,180  $51,119  $45,613  $42,170
                                =======  =======  =======  =======  =======

Fixed charges:
Interest expense (1)            $22,793  $22,004  $21,488  $19,272  $15,587
Capitalized interest                776        -        -        -        -
Amortization of debt costs          641      541      460      437      423
Rent expense representing
an interest factor                    -        -        -        -       47
Preferred stock dividends             -        -        -        -        -
                                -------  -------  -------  -------  -------

                                $24,210  $22,545  $21,948  $19,709  $16,057
                                =======  =======  =======  =======  =======

RATIO OF EARNINGS TO
COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS     2.03x    2.31x    2.33x    2.31x   2.63 x
                                =======  =======  =======  =======  =======

(1)  Includes amortization of interest discount on 7.45% and 7.25% Senior Notes.